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EXHIBIT C


VOID AFTER 5:00 P.M., CENTRAL TIME ON DECEMBER 9, 2004


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                                  Right to Purchase American Depository Shares


Date:   December 9, 1999

                               INSIGNIA SOLUTIONS PLC
                               ADSS  PURCHASE WARRANT


       THIS CERTIFIES THAT, for value received, Castle Creek Technology Partners LLC ("CASTLE CREEK"), or its registered assigns, is entitled to purchase from Insignia Solutions plc, a company organized and existing under the laws of England and Wales (the "COMPANY"), at any time or from time to time during the period specified in Section 2 hereof, a number of fully paid American Depository Shares (the "ADSS" or "SHARES"), each ADS representing one ordinary share of 20p each nominal value of the Company ("ORDINARY SHARES"), determined pursuant to Section 1 hereof, at the exercise price (the "EXERCISE PRICE") defined below. This Warrant is being issued pursuant to that certain Securities Purchase Agreement dated December 9, 1999 by and between the Company and Castle Creek (the "SECURITIES PURCHASE AGREEMENT"). The number of ADSs purchasable hereunder (the "WARRANT SHARES") and the Exercise Price are subject to further adjustment as provided in Section 4 hereof.

       The term "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the holder hereof (the "HOLDER") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such


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security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Holder with the costs of such appraisal to be borne by the Company.

       The Exercise Price shall equal to 20 pence per share, converted into US dollars at the daily exchange rate as reported in The Wall Street Journal (Midwest Edition) on the business day immediately preceding the date of exercise.

       This Warrant is subject to the following terms, provisions, and conditions:

       1. (a) NUMBER OF SHARES INTO WHICH THIS WARRANT IS EXERCISABLE. On any Reset Date (as defined herein), this Warrant shall become exercisable into additional Shares. For purposes hereof, the number of additional Shares into which this Warrant becomes exercisable on a Reset Date shall be determined according to the following formula, where N represents such number:

                                         P - M
                                      [---------] * O
                                           M
                       N       =     ---------------------
                                                V
                                           [1 --  ----]
                                                M

          where:        P      =      the Market Price on the issuing date;
                        M      =      the Market Price on the applicable
                                      Reset Date;
                        O      =      the number of ADSs purchased on the
                                      Closing Date; and
                        V      =      20 pence, converted into US dollars at
                                      the daily exchange rate as reported in
                                      The Wall Street Journal (Midwest
                                      Edition)  on the business day
                                      immediately preceding the applicable
                                      Reset Date.

Notwithstanding the foregoing, this Warrant shall not become exercisable for additional Shares pursuant to this Section 1(a) if such reset would violate NASDAQ Rule 4460(i) (or any successor rule). To the extent that the immediately preceding sentence is applicable, the Company shall pay to the Purchaser an amount equal to (x) "N" TIMES the Market Price on the Reset Date. For any given date, the "MARKET PRICE" shall be the average of the closing bid prices of the shares of ADSs for the ten (10) consecutive trading days immediately prior to such date.

       (b)    RESET DATES. A "RESET DATE" shall mean:

       (i) each of (A) the date on which the Registration Statement (as defined in the Registration Rights Agreement) required to be filed by the Company pursuant to Section 2.1 of the Registration Rights Agreement is first declared effective (the "EFFECTIVE DATE"), (B) the date which is four (4) months after the Effective Date and (C) the date which is eight
       (8) months after the Effective Date, in each case where the Market Price on such date is less than $4.23 (the Market Price on the Closing Date);

       (ii) if the Registration Statement has not been declared effective by the date which is five (5) months after the Closing Date (the "EFFECTIVENESS TRIGGER DATE"), (A) the Effectiveness Trigger Date and (B) each date which is one calendar month following the Effectiveness Trigger Date on which the Registration Statement has not yet been declared effective (in such circumstances, such date, also an "Effectiveness Trigger Date"); and

       (iii) if, by the date which is three (3) months after the Closing Date (the "ESCROW TRIGGER DATE"), the Company does not have released to it at least 4.75 million dollars ($4,750,000) (the "CURE AMOUNT") of the 6.25 million dollars ($6,250,000) held in escrow as of the Closing Date by State Street Bank pursuant to that certain escrow agreement dated February 5, 1998 by and between the Company and Citrix Systems Inc. (the "ESCROW AGREEMENT"), (A) the Escrow Trigger Date and (B) each date which is one calendar month following the Escrow Trigger Date, up to but excluding the Escrow Cure Date (as defined herein).

       The "ESCROW CURE DATE" shall mean the earlier of (a) the date on which the Cure Amount has been released to the Company pursuant to the Escrow Agreement and (b) the date which is twelve (12) months after the Effective Date.

       (c) PUBLIC OFFERING EXCEPTION. Notwithstanding anything to the contrary contained in Section 1(b),

       (i) the date described in Section 1(b) (i)(B) hereof shall not be a Reset Date if, prior to the earlier of such date or the date which is eight (8) months after the Closing Date, the Company has completed an underwritten public offering with net proceeds to the Company of at least twenty-five million dollars ($25,000,000) at a price per share of ADSs greater than (x) 1.66 TIMES (y) the Market Price on the Closing Date (an "OFFERING"); and

       (ii) the date described in Section 1 (b) (i)(C) hereof shall not be a Reset Date if, prior to the date which is twelve (12) months after the Closing Date, the Company completes an Offering.

       2. MECHANICS AND PERIOD OF EXERCISE. Subject to the provisions hereof, including, without limitation, the limitations contained in Section 8(f) hereof, this Warrant may be exercised as follows:

              (a) MANNER OF EXERCISE. This Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (or evidence of loss, theft, destruction or mutilation thereof in accordance with
Section 8(c) hereof), together with a completed exercise agreement in the Form of Exercise Agreement attached hereto as Exhibit 1 (the "EXERCISE AGREEMENT"), to the Company at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), and upon payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company, of the Exercise Price for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the Holder or Holder's designees, as the record owner of such shares, as of the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above.

              (b) ISSUANCE OF CERTIFICATES. Subject to Section 2(c), certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the Holder within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised (the "DELIVERY PERIOD"). The certificates so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of Holder or such other name as shall be designated by such Holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

              (c) EXERCISE DISPUTES. In the case of any dispute with respect to an exercise, the Company shall promptly issue such number of ADSs as are not disputed in accordance with this Section. If such dispute involves the calculation of the Exercise Price, the Company shall submit the disputed calculations to a nationally recognized independent accounting firm (selected by the Company and reasonably acceptable to Holder) via facsimile within three (3) business days of receipt of the Exercise Agreement. The accounting firm shall audit the calculations and notify the Company and the exercising Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of ADSs in accordance with this Section.

              (d) FRACTIONAL SHARES. No fractional ADSs are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Exercise Price of an ADS (as determined for exercise of this Warrant into whole ADSs); provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional ADSs shall be rounded up to the next whole number.

              (e) PERIOD OF EXERCISE. This Warrant is exercisable at any time and from time to time on or after the date hereof and before 5:00 P.M., Central Standard Time on the fifth (5th) anniversary of the date hereof (the "EXERCISE PERIOD").

       3. CERTAIN AGREEMENTS OF THE COMPANY. The Company hereby covenants and agrees as follows:

              (a) SHARES TO BE FULLY PAID. All Warrant Shares and Ordinary Shares that are represented by such Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid and free from all taxes, liens, claims and encumbrances.

              (b) RESERVATION OF ORDINARY SHARES AND DEPOSIT OF ADSS. During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of Ordinary Shares, which are readily available for deposit with the Depositary for the purpose of issuance in the form of ADSs upon exercise of this Warrant, to provide for the exercise of this Warrant.

              (c) LISTING. The Company shall promptly secure the listing of the ADSs issuable upon exercise of this Warrant on the Nasdaq National Market as required by Section 4.10 of the Securities Purchase Agreement and on each such national securities exchange or automated quotation system, if any, on which ADSs are then listed or become listed and shall maintain, so long as any other ADSs shall be so listed, such listing of all ADSs from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of any other shares of capital stock of the Company issuable upon the exercise of this Warrant so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

              (d) CERTAIN ACTIONS PROHIBITED. The Company will not, by amendment of its Memorandum of Association and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such actions as may reasonably be requested by the Holder of this Warrant in order to protect the exercise privilege of the Holder of this Warrant, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Ordinary Shares represented by ADSs receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may at all times validly and legally issue fully paid ADSs and Ordinary Shares upon the exercise of this Warrant.

       4. ANTIDILUTION PROVISIONS. During the Exercise Period, the Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Section 4. In the event that any adjustment of the Exercise Price as required herein results in a fraction of a cent, such Exercise Price shall be rounded up or down to the nearest cent. Notwithstanding anything to the contrary in this Section 4, in no event shall the Exercise Price be lower than the nominal value of the Ordinary Shares calculated at the time of exercise.

              (a) SUBDIVISION OR COMBINATION OF ORDINARY SHARES. If the Company, at any time after the initial issuance of this Warrant, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its Ordinary Shares into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company, at any time after the initial issuance of this Warrant, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Ordinary Shares into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased.

              (b) ADJUSTMENT IN NUMBER OF ADSS. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 4, the number of ADSs issuable upon exercise of this Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of ADSs issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

              (c) MAJOR TRANSACTIONS. If the Company shall consolidate or merge with any other corporation or entity (other than a consolidation or merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and unissued in such transaction (except for issuances which do not exceed fifty percent (50%) of the Common Stock)) or there shall occur any share exchange pursuant to which all of the Ordinary Shares in issue, including those represented by ADSs, are converted into other securities or property or any such other reclassification or change of the Ordinary Shares in issue or the Company shall sell all or substantially all of its assets (each of the foregoing being a "MAJOR TRANSACTION"), then the holder of this Warrant may, at its option, either (a) in the event that the Ordinary Shares remain in issue or holders of Ordinary Shares receive any common stock or substantially similar equity interest, in each of the foregoing cases the American Depository Shares representing which is publicly traded, retain this Warrant and this Warrant shall continue to apply to such ADSs or shall apply, as nearly as practicable, to the American depository shares of such other common stock or equity interest, as the case may be, or
(b) regardless of whether (a) applies, receive consideration, in exchange for this Warrant (without payment of any exercise price hereunder), equal to the greater of, as determined in the sole discretion of such holder, (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "MAJOR TRANSACTION CONSIDERATION"), to which a holder of the number of Ordinary Shares represented by the ADSs delivered upon the exercise of this Warrant (pursuant to the cashless exercise feature hereof) would have been entitled upon such Major Transaction had such holder so exercised this Warrant (without regard to any limitations on exercise herein or elsewhere contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such ADSs been issued and outstanding and had such Holder been the holder of record of such ADSs at the time of the consummation of such Major Transaction, and (ii) cash paid by the Company in immediately available funds in an amount equal to the Black-Scholes Amount (as defined herein) times the number of ADSs for which this Warrant was exercisable (without regard to any limitations on exercise herein contained and assuming payment of the exercise payment in cash hereunder), and the Company shall make lawful provision for the foregoing as a part of such Major Transaction and shall cause the issuer of any security in such transaction which constitutes Registrable Securities under that certain Registration Rights Agreement dated December______, 1999 by and between the Company and Castle Creek (the "REGISTRATION RIGHTS AGREEMENT") to assume all of the Company's obligations under the Registration Rights Agreement. In the event that the Company shall consolidate or merge with any other corporation in a transaction in which common stock of the surviving corporation or the parent thereof (the "Exchange Securities") is issued to the holders of Ordinary Shares in such transaction in exchange for all such Ordinary Shares, and (a) the Exchange Securities are publicly traded and an American Depository Receipt facility is established, (b) the average daily dollar trading volume of the Exchange Securities during the one hundred eighty (180) day period ending on the date on which such transaction is publicly disclosed is greater than One Million Dollars ($1,000,000.00) per day as reported by Bloomberg,
(c) the historical one hundred (100) day volatility of the Exchange Securities during the period ending on the date on which such transaction is publicly disclosed is greater than fifty percent (50%), and (d) the market capitalization of the issuer of the Exchange Securities is not less than One hundred Million Dollars ($100,000,000.00) based on the last sale price of the Exchange Securities on the date immediately before the date on which such transaction is publicly disclosed (in each case, with respect to the foregoing clauses (a) through (d), as reported by Bloomberg), then the provisions of clause (b) of the preceding sentence shall not apply. In the event that the Company shall, in a Major Transaction, consolidate or merge with any other corporation in a transaction in which the Company is the survivor (a "COMPANY TRANSACTION"), the provisions of clause (ii) of the second preceding sentence shall not apply to the extent that each of the following conditions remain true for the thirty (30) business days commencing as of the date of the consummation of such transaction (the "MEASUREMENT PERIOD"): (a) the ADSs remains publicly traded during the period, (b) the average daily dollar trading volume of the ADSs is greater than One Million Dollars ($1,000,000.00), (c) the historical thirty (30) day volatility of the Company's ADSs is greater than fifty percent (50%), and (d) the market capitalization of the Company is not less than One Hundred Million Dollars ($1,000,000.00) on the last day of the period (in each case, with respect to the foregoing clauses (a) through (d), as reported by Bloomberg). No sooner than ten (10) business days nor later than five (5) business days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("NOTICE OF MAJOR TRANSACTION") to the Holder of this Warrant, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Major Transaction. Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction consideration which the Holder of this Warrant would receive under this Section. If the Major Transaction Consideration is cash and does

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not consist entirely of United States currency, the Holder may elect to receive United States currency in an amount equal to the value of the Major Transaction Consideration in lieu of the Major Transaction Consideration by delivering notice of such election to the Company within five (5) business days of such holder's receipt of the Notice of Major Transaction.

       The "BLACK-SCHOLES AMOUNT" shall be the amount determined by calculating the "Black-Scholes" value of an option to purchase one ADS on the applicable page on the Bloomberg online page, using the following variable values: (i) the current market price of the ADSs equal to the closing trade price on the last trading day before the date of the Notice of the Major Transaction; (ii) volatility of the ADS equal to the volatility of the ADSs during the 100 trading day period preceding the date of the Notice of the Major Transaction; (iii) a risk free rate equal to the interest rate on the United States treasury bill or treasury note with a maturity corresponding to the remaining term of this Warrant on the date of the Notice of the Major Transaction; and (iv) an exercise price equal to the Exercise Price on the date of the Notice of the Major Transaction. In the event such calculation function is no longer available utilizing the Bloomberg online page, the Holder shall calculate such amount in its sole discretion using the closest available alternative mechanism and variable values to those available utilizing the Bloomberg online page for such calculation function.

              (d) DISTRIBUTION OF ASSETS. In case the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of its Ordinary Shares and ADSs as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders of cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a "DISTRIBUTION"), at any time after the initial issuance of this Warrant, then the Holder shall be entitled upon exercise of this Warrant for the purchase of any or all of the ADSs subject hereto, to receive the amount of such assets (or rights) which would have been payable to the Holder had such Holder been the holder of such ADSs on the record date for the determination of holders of Ordinary Shares and ADSs entitled to such Distribution.

              (e) SPECIAL ADJUSTMENT AND NOTICES OF ADJUSTMENT. Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Company shall give notice thereof to the Holder, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
 Such calculation shall be certified by the chief financial officer of the Company. If the Company takes any actions (including under or by virtue of Section 4 of the Warrant) which would have a dilutive effect on the Holder or which would materially and adversely affect the Holder with respect to its investment in the Warrant, and if the provisions of Section 4 of the Warrant, are not strictly applicable to such actions or, if applicable to such actions, would not operate to equitably protect the Holder against such actions, then the Company shall promptly upon notice from Holder appoint its independent certified public accountants to determine as promptly as practicable an appropriate adjustment to the terms hereof, including without limitation adjustments to the Exercise Price, or another appropriate action to so equitably protect such Holder and prevent any such dilution and any such material adverse effect, as the case may be. Following such determination, the Company shall forthwith make the adjustments or take the other actions described therein.

              (f) MINIMUM ADJUSTMENT OF EXERCISE PRICE. No adjustment of the Exercise Price shall be made in an amount of less than 1% of the Exercise Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Exercise Price.

              (g)    OTHER NOTICES.  In case at any time:

                     (i) the Company shall declare any dividend upon the Ordinary Shares payable in shares of stock of any class or make any other distribution to the holders of the Ordinary Shares and holders of ADSs;

                     (ii) the Company shall offer for subscription pro rata to the holders of the Ordinary Shares and ADSs any additional shares of stock of any class or other rights;

                     (iii) there shall be any capital reorganization of the Company, or reclassification of the Ordinary Shares, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

                     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each such case, the Company shall give to the Holder (a) notice of the date on which the books of the Company shall close or a record shall be taken for determining the holders of Ordinary Shares and holders of ADSs entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Ordinary Shares entitled to vote and holders of ADSs entitled to give voting instructions to the Depositary in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Ordinary Shares and holders of ADSs shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Ordinary Shares and ADSs for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least thirty
(30) days prior to the record date or the date on which the Company's books are closed in respect thereto, but in no event earlier than public announcement of such proposed transaction or event. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

              (h)    CERTAIN DEFINITIONS.

                     (i) "MARKET PRICE," as of any date, (i) means the average of the Closing Bid Prices for the ADSs as reported to Nasdaq for the ten (10) trading days immediately preceding such date, or (ii) if Nasdaq is not the principal trading market for the ADSs, the average of the last reported bid prices on the principal trading market for the ADSs during the same period, or, if there is no bid price for such period, the last reported sales price for such period, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Holder of this Warrant, with the costs of the appraisal to be borne by the Company. The manner of determining the Market Price of the ADSs set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

                     (ii) "ORDINARY SHARES," for purposes of this Section 4, includes the Ordinary Shares and any additional class of stock of the Company having no preference as to dividends or distributions on liquidation, provided that the Ordinary Shares represented by the ADSs purchasable pursuant to this Warrant shall include only Ordinary Shares in respect of which this Warrant is exercisable, or shares resulting from any subdivision or combination of such Ordinary Shares, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to in Section 4(e) hereof, the stock or other securities or property provided for in such Section.

       5.     Intentionally Omitted.

       6. ISSUE TAX. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder.

       7. NO RIGHTS OR LIABILITIES AS A SHAREHOLDER. This Warrant shall not entitle the Holder to any voting rights or other rights as a holder of the Company's Ordinary Shares or ADSs. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a holder of the Company's Ordinary Shares or ADSs, whether such liability is asserted by the Company or by creditors of the Company.

       8.     TRANSFER, EXCHANGE, AND REPLACEMENT OF WARRANT.

              a. RESTRICTION ON TRANSFER. This Warrant and the rights granted to the Holder are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the Form of Assignment attached hereto as Exhibit 2, at the office or agency of the Company referred to in Section 8(e) below, provided, however, that any transfer or assignment shall be subject to the provisions of Section 5.1 and 5.2 of the Securities Purchase Agreement. Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary. Notwithstanding anything to the contrary contained herein, the registration rights described in Section 9 hereof are assignable only in accordance with the provisions of the Registration Rights Agreement.

              b. WARRANT EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Warrant is exchangeable, upon the surrender hereof by the Holder at the office or agency of the Company referred to in Section 8(e) below, for new Warrants, in the form hereof, of different denominations representing in the aggregate the right to purchase the number of ADSs which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of ADSs as shall be designated by the Holder of at the time of such surrender.

              c. REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant or, in the case of any such loss, theft, or destruction, upon delivery, of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant, in the form hereof, in such denominations as Holder may request.

              d. CANCELLATION; PAYMENT OF EXPENSES. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Section 8, this Warrant shall be promptly canceled by the Company. The Company shall pay all issuance taxes (other than securities transfer taxes) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 8.

              e. WARRANT REGISTER. The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

              f. ADDITIONAL RESTRICTION ON EXERCISE OR TRANSFER. Notwithstanding anything to the contrary contained herein, the Warrant shall not be exercisable by the Holder to the extent (but only to the extent) that, if exercisable by Holder, Holder would beneficially own Ordinary Shares and ADSs in excess of 9.9% (the "APPLICABLE PERCENTAGE") of the total Ordinary Shares in issue. To the extent the above limitation applies, the determination of whether the Warrant shall be exercisable (vis-a-vis other securities owned by Holder which contain similar limitations on conversion) and of which Warrants shall be exercisable (as among Warrants) shall be made on the basis of the earliest submission of the Warrants (vis-a-vis other securities owned by the Holder which contain similar limitations on conversion and vis a vis other Warrants), in each case subject to such aggregate percentage limitation. No prior inability to exercise Warrants pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations, including without limitation, with respect to calculations of percentage ownership, shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and G thereunder. The provisions of this paragraph may be implemented in a manner otherwise than in strict conformity with the terms of this Section 8(f) with the approval of the Board of Directors of the Company and the Holder: (i) with respect to any matter to cure any ambiguity herein, to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Applicable Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Applicable Percentage limitation; and (ii) with respect to any other matter, with the further consent of the holders of a majority of the then Ordinary Shares in issue. For clarification, it is expressly a term of this security that the limitations contained in this Section shall apply to each successor Holder. The holders of Ordinary Shares of the Company shall be third-party beneficiaries of this
Section 8(f) and the Company may not waive this Section 8(f) without the consent of holders of a majority of its Ordinary Shares.

       To the extent the Holder is prohibited from exercising this Reset Warrant as a result of the Applicable Percentage limitation, the Holder may, at its option and in addition to its other rights under the Securities Purchase
Agreement and this Reset Warrant,   retain this Warrant or to demand payment,
in cash, from the Company in immediately available funds in an amount equal to the Black-Scholes Amount times the number of Shares for which this Warrant was exercisable (without regard to any limitations on exercise herein contained and assuming payment of the exercise payment in cash hereunder).

              g.     CAP AMOUNT     Prior to Shareholder Approval (as defined
in the Securities Purchase Agreement), unless otherwise permitted by The Nasdaq National Market or of the national securities exchange on which the ADSs are listed, or unless the rules thereof no longer are applicable to the Company, in no event shall the total number of ADSs issued to Purchaser at the Closing and issuable upon exercise of the Warrants and the ADSs issued to Other Investors (as defined below) at or prior to the Closing and issuable upon exercise of warrants issued to Vincent Pino, Richard Zehner, Robert Waley-Cohen and Viscount Bearsted ("OTHER INVESTORS") at or prior to the Closing on terms substantially similar to those of the Securities Purchase Agreement and Warrants exceed the maximum number of Ordinary Shares that the Company can without shareholder approval so issue pursuant to Nasdaq Rule 4460(i) (or any successor rule) (the "CAP AMOUNT"), which, as of the date of initial issuance of ADSs and Warrants to the Holders, which amount is ____________ shares. In the event the Holder shall sell or otherwise transfer any of the Holder's Warrants, each transferee shall be allocated a pro rata portion of such Cap Amount along with Other Investors and their transferees.

       To the extent the Holder is prohibited from exercising this Warrant as a result of the Cap Amount after the Shareholder Approval Date (as defined in the Securities Purchase Agreement), the Company shall pay to the Holder, in cash, in immediately available funds in an amount equal to the Black-Scholes Amount times the number of Shares for which this Warrant was exercisable (without regard to any limitations on exercise herein contained and assuming payment of the exercise payment in cash hereunder).

       9. REGISTRATION RIGHTS. The initial holder of this Warrant (and certain assignees thereof) is entitled to the benefit of such registration rights in respect of the Warrant Shares as are set forth in the Registration Rights Agreement.

       10. NOTICES. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or by confirmed telecopy, and shall be deemed delivered at the time and date of receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:

              If to the Company:

                     Insignia Solutions plc
                     41300 Christy Street
                     Fremont, California 94538-3115
                     Telecopy: (510)360-3702
                     Attention: Stephen M. Ambler

                     with a copy to:

                     Ritchey Fisher Whitman & Klein PC
                     1717 Embarcadero Road
                     P.O. Box 51050
                     Palo Alto, California 94303
                     Telecopy: (650)857-1288
                     Attention: Peter A. Whitman, Esq.

and if to the Holder, at such address as Holder shall have provided in writing to the Company, or at such other address as each such party furnishes by notice given in accordance with this Section 10.

       11. GOVERNING LAW; JURISDICTION. This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The Company irrevocably consents to the jurisdiction of the United States federal courts located in the State of New York in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company agrees that a final nonappealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

       12.    MISCELLANEOUS.

              a. AMENDMENTS. This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder.

              b. DESCRIPTIVE HEADINGS. The descriptive headings of the several Sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

              c. ASSIGNABILITY. This Warrant shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns. The Holder shall notify the Company upon the assignment of this Warrant.
                                    * * *

       IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.



                                                 Insignia Solutions plc

                                                 By: s/Richard M. Noling
                                                 Name: Richard M. Noling
                                                 Title: President and CEO

                              FORM OF EXERCISE AGREEMENT

           (To be Executed by the Holder in order to Exercise the Warrant)

       The undersigned hereby irrevocably exercises the right to purchase ____________ of the American Depositary Shares ("ADSS") of Insignia Solutions plc, a company organized and existing under the laws of England and Wales (the "COMPANY"), evidenced by the attached Warrant, and herewith makes payment of the Exercise Price with respect to such ADSs in full, all in accordance with the conditions and provisions of said Warrant.

       (i) The undersigned agrees not to offer, sell, transfer or otherwise dispose of any ADSs obtained on exercise of the Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

       (ii) The undersigned requests that the American Deposit Receipts for such ADSs be issued, and a Warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the Holder (or such other person or persons indicated below) and delivered to the undersigned (or designee(s) at the address (or addresses) set forth below:


Date:__________________________                  ______________________________
                                                 Signature of Holder


                                                 ______________________________
                                                 Name of Holder (Print)

                                                 Address:
                                                 ______________________________
                                                 ______________________________

                                  FORM OF ASSIGNMENT

       FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all rights of the undersigned under the within Warrant, with respect to the number of ADSs covered thereby set forth hereinbelow, to:


NAME OF ASSIGNEE                      ADDRESS                         NO. OF SHARES
----------------                      -------                         -------------


and hereby irrevocably constitutes and appoints _______________ as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.

Date:____________, _____,

In the presence of



                              Name:____________________________________________


                              Signature:_______________________________________
                                    Title of Signing Officer or Agent (if any):
                                         ______________________________________
                                     Address:   _______________________________
                                                _______________________________

                                     Note:      The above signature should
                                                correspond exactly with the
                                                name on the face of the within
                                                Warrant.